APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement between The Saratoga Advantage Trust and Gemini Fund Services, LLC. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
Energy & Basic Materials Portfolio	April 11, 2014
Financial Services Portfolio	April 11, 2014
Health & Biotechnology Portfolio	April 11, 2014
International Equity Portfolio	April 11, 2014
Investment Quality Bond Portfolio	April 11, 2014
Large Capitalization Growth Portfolio	April 11, 2014
Large Capitalization Value Portfolio	April 11, 2014
Mid Capitalization Portfolio	April 11, 2014
Municipal Bond Portfolio	April 11, 2014
Small Capitalization Portfolio	April 11, 2014
Technology & Communications Portfolio	April 11, 2014
U.S. Government Money Market Portfolio	April 11, 2014
James Alpha Global Enhanced Real Return Portfolio	April 11, 2014
James Alpha Global Real Estate Investments Portfolio	April 11, 2014
James Alpha Multi Strategy Alternative Income Portfolio	April 11, 2014
James Alpha Yorkville MLP Portfolio	July 31, 2014
James Alpha Family Office Portfolio	July 31, 2014
James Alpha Managed Risk Domestic Equity Portfolio	February 5, 2015
James Alpha Managed Risk Emerging Markets Equity Portfolio	February 5, 2015

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees (all basis point fees will be calculated based upon the average net assets of the Fund for the previous month):

GFS will charge The Saratoga Advantage Trust (“SAT”) a universal fee (excluding out-of-pocket expenses that will be charged at their current rates) to perform all of the services in this Agreement as follows:

Appendix IV | 1

Average Monthly SAT Net Assets

Tranche 1:

$0 to $450 million

Tranche 2:

$450 million+ to $650 million

Tranche 3:

$650 million+ to $1 billion

Tranche 4:

$1 billion+ to $1.35 billion

Tranche 5:

$1.35 billion+ to $1.7 billion

Tranche 6:

$1.7 billion+ to $2.05 billion

Tranche 7:

$2.05 billion+ to $2.5 billion

Tranche 8:

$2.5 billion+

Annual Universal Fee for GFS

25 basis points

19 basis points to dollar one

14 basis points to dollar one

11 basis points to dollar one

9.5 basis points to dollar one

8 basis points to dollar one

7 basis points to dollar one

6 basis points to dollar one

When the Average Monthly SAT Net Assets go over a Tranche level, then the Annual Universal Fee that will be charged will be the greater of the basis point charge for that Tranche or the maximum fee charged in the immediate prior Tranche.

The minimum Annual Universal Fee for the SAT will equal $700,000 for the first 12 Funds in the SAT and it will be increased by $35,000 per year (pro-rated) for each additional Fund above 12 added to the SAT.

Signature page follows

Appendix IV | 2

The parties hereto agree to the Services and associated fees as set forth above, effective as of the 15th day of June, 2015.

THE SARATOGA ADVANTAGE TRUST By: /s/ Bruce E. Ventimiglia Bruce E. Ventimiglia Chairman, President, and Chief Executive Officer	GEMINI FUND SERVICES, LLC By: /s/ Kevin Wolf Kevin Wolf President

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